Exhibit 99.1

Steel Vault Completes $500,000 Convertible Debt Financing With Support From Company’s Management Team

New Capital Expected to Support Aggressive Marketing Campaign and Accelerate Path to Profitability

DELRAY BEACH, FL – June 5, 2009 – Steel Vault Corporation (OTCBB: SVUL) (“Steel Vault” or the “Company”), a leading provider of identity security technology, products and services, announced today that it has issued a $500,000 convertible promissory note (the “Note”) and a common stock purchase warrant to purchase up to 333,334 shares of Steel Vault’s common stock at $0.30 per share to VeriChip Corporation (“Lender”). The two-year Note is callable on or after June 4, 2010, at the Lender’s election and accrues interest at a rate of 12% per year, payable on the first anniversary of the Note and quarterly thereafter. Steel Vault’s Chief Executive Officer, William J. Caragol provided the Lender a personal guarantee of the debt, for which he received consideration. Steel Vault intends to use the funds to expand its customer marketing activities, which have resulted in the Company acquiring in excess of 11,000 monthly subscribers in less than four months.

Mr. Caragol said, “We believe this financing will accelerate our marketing programs and should allow us to generate positive cash flow based on our current growth path. Given current market conditions, we are pleased that we have completed our capitalization requirements, allowing us to continue to focus on providing our subscribers with world-class service and security products.”

About Steel Vault Corporation

Steel Vault, formerly known as IFTH Acquisition Corp., is a premier provider of identity security products and services, including credit monitoring, credit reports, and other identity theft protection services. Since 2004, its subsidiary, National Credit Report.com, has specialized in providing a variety of credit information to consumers to help protect them from identity theft and fraud.

Statements about Steel Vault’s future expectations, including that the capital will be used to grow the Company’s subscriber base and working capital needs, that the investment will fund the Company’s business plan and will enable the Company to reach a cash-flow positive position, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and Steel Vault’s actual results could differ materially from expected results. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on December 24, 2008, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

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Contacts:
Steel Vault
Allison Tomek
561-805-8000
atomek@steelvaultcorp.com

CEOcast
Dan Schustack
212-732-4300
dschustack@ceocast.com